ART TECHNOLOGY GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(UNAUDITED)

	Three months ended				Twelve months ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2007	2007	2007	2007	2007
Revenue:
Product licenses	$6,609	$6,515	$7,873	$9,532	$30,529
Recurring services	17,470	18,519	19,346	21,337	76,672
Professional & educational services	5,153	7,582	8,667	8,457	29,859

Total revenue	29,232	32,616	35,886	39,326	137,060

Cost of Revenue:
Product licenses	540	549	557	551	2,197
Recurring services	5,143	5,379	6,165	7,432	24,119
Professional & educational services	5,598	7,171	7,587	8,867	29,223

Total cost of revenue	11,281	13,099	14,309	16,850	55,539

Gross Profit	17,951	19,517	21,577	22,476	81,521

Operating expenses:
Research and development	5,781	6,270	6,632	6,280	24,963
Sales and marketing	9,544	11,773	11,697	11,383	44,397
General and administrative	4,603	4,648	4,489	4,471	18,211
Restructuring charge (benefit)	(68)	0	9	0	(59)

Total operating expenses	19,860	22,691	22,827	22,134	87,512

Income (loss) from operations	(1,909)	(3,174)	(1,250)	342	(5,991)
Interest and other income, net	448	521	575	693	2,237

Income (loss) before provision (benefit) for income taxes	(1,461)	(2,653)	(675)	1,035	(3,754)
(Benefit) provision for income taxes	0	95	85	253	433

Net income (loss)	$(1,461)	$(2,748)	$(760)	$782	$(4,187)

Net income (loss) per weighted average share:
Basic	$(0.01)	$(0.02)	$(0.01)	$0.01	$(0.03)

Diluted	$(0.01)	$(0.02)	$(0.01)	$0.01	$(0.03)

Shares used in per share calculations:
Basic	127,194	127,388	127,461	128,056	127,528

Diluted	127,194	127,388	127,461	135,290	127,528